Exhibit 23.3

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Weatherford International plc:

We consent to the use of our reports dated February 14, 2017, with respect to the consolidated balance sheets of Weatherford International plc and subsidiaries as of December 31, 2016 and 2015, and the related consolidated statements of operations, comprehensive loss, shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2016, the related financial statement schedule for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, incorporated by reference herein, and to the reference to our firm under the heading “Experts” in the prospectus. Our report dated February 14, 2017 with respect to the consolidated financial statements refers to changes in accounting for deferred income taxes and accounting for debt issuance costs.

/s/ KPMG LLP

Houston, Texas

August 17, 2017